EXHIBIT 10.12

INVESTORS CAPITAL HOLDINGS, LTD.
OCTOBER 2011 STOCK GRANT AGREEMENT

THIS AGREEMENT is effective as of October 26, 2011 (the “Grant Date”) and is by and between Investors Capital Holdings, Ltd., a Delaware corporation (the “Company”) and Timothy B. Murphy, 55 Chanticleer Road, Sudbury, MA 01776 (“Participant”).

The Company adopted the Investors Capital Holdings, Ltd. 1996 Stock Incentive Plan (the “1996 Plan”), the Investors Capital, Ltd. 2005 Equity Incentive Plan (the “2005 Plan”) and the Amended and Restated Equity and Cash Bonus Incentive Plan (the “Amended Plan”) (collectively, the “Plans”) to, among other things, provide grants of the Company’s $.01 par value per share common stock (“Common Stock”) to persons who have made and are expected to continue to make important contributions to the welfare of the Company and/or its subsidiaries.

The adoption by the Company of the Amended Plan is subject to and conditioned upon approval of the Amended Plan by majority vote of the Company’s shareholders no later than October 26, 2012 (“Stockholder Approval”).

Participant is an officer or employee of the Company and/or its subsidiaries, and the Company wishes to acknowledge Participant’s efforts toward the successful operation of the business and to provide Participant a means to acquire and/or increase Participant’s proprietary interest in the Company.

Participant has been granted awards of Common Stock pursuant to the terms of the Plans, and the Company and Participant wish to clarify their respective rights with respect to the awards.

Participant acknowledges receipt from the Company, with respect to each Plan, of a Disclosure to Plan Participants dated November 3, 2011, including a copy of the Plan which is annexed to said Disclosure as Appendix “A” thereto.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

1.        Awards of Stock. Subject to the terms and conditions of the Plans and this Agreement, the Company awards the Participant a total of 100,000 shares of Common Stock (the “Stock”) under and pursuant to the Plans as follows:  (i) 10,286 shares under the 1996 Plan, (ii) 51,460 shares under the 2005 Plan as it currently reads, i.e., prior to Stockholder Approval, and (iii) the remaining 38,254 shares under the Amended Plan, the award under the Amended Plan being subject to and conditioned upon Stockholder Approval, and further provided that (iv) the shares subject to each award under the Plans shall vest, as nearly as practicable, in four equal installments on the first four anniversaries of the Grant Date as set forth in Section 2 hereof, (v) each such award shall be subject to the prompt execution and delivery by the Company and Participant of this Agreement, and (vi), subject to such exception(s) as the Company may grant in its sole discretion, Participant shall not be permitted to transfer any interest in or to one-half of the combined number of shares awarded to Participant under all of the herein granted awards while Participant continues to be employed by the Company and/or its subsidiaries as a director, officer or employee.

2.        Vesting. Subject to the other provisions hereof and the Plans, Participant shall vest in the Stock on the first four anniversaries of the Grant Date as follows, and will not be certificated prior to such vesting:

	Number of vesting shares awarded under the following Plans:
Vesting Date	1996 Plan	2005 Plan	Amended Plan	Total

October 26, 2012	2,572	12,865	9,564	25,001

October 26, 2013	2,572	12.865	9,564	25,001

October 26, 2014	2,571	12,865	9,563	24,999

October 26, 2015	2,571	12,865	9,563	24,999

Total	10,286	51,460	38,254	100,000

The foregoing notwithstanding, (i) all of the Stock shall become fully vested if Participant’s status as an employee of the Company is terminated due to disability or death, and (ii) if the Participant’s aforesaid status is terminated for any reason other than disability or death, the Participant shall forfeit all Stock that is not vested at the time of such termination. Upon forfeiture, the forfeited Stock shall be automatically transferred to the Company without further action by the Participant or the Company, and Participant shall surrender any and all certificates evidencing the forfeited Stock and take such other actions to confirm any such forfeiture as may be reasonably requested by the Company.

3.        Rights of Participant Prior to Vesting and Termination of Employment. The shares awarded that are not, or are no longer, subject to Stockholder Approval (“Approved Stock”) shall be registered in the Participant’s name. The Participant shall have all rights and privileges of a shareholder with respect to shares that are Approved Stock, including the right to vote such shares and to receive dividends. The foregoing notwithstanding, neither

(i)	any shares of Stock that have not yet vested or are not Approved Stock, nor
(ii)	unless and until Participant is no longer a director, officer of employee of the Company and all subsidiaries thereof, 50% of all Stock awarded herein,

may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, and any such prohibited encumbrance or disposal shall be of no force or effect.  For purposes of identifying which of the shares awarded hereunder shall be included among the 50% that are subject to the prohibition of clause (ii) above, vested shares shall be included only to the extent that there are not enough unvested shares to fulfill such prohibition.

4.        Dilution and Other Adjustments. The existence of the Stock granted, and the grant thereof, shall not affect in any way the right or power of the Company or its shareholders to make or authorize any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares with or without receipt or payment of consideration by the Company; provided, however, the Company will make such adjustments to previous grants to prevent dilution or enlargement of the rights of the Participant as may be provided in the Plans, if any. No such adjustments may materially change the value of benefits available to a Participant under a previously granted award.

5.        Definitions. The definition of any term not defined in this Agreement shall be defined as such term is defined in the Plans.

6.        Interpretation. As a condition of the awarding of the Stock, the Participant agrees for him or herself and Participant’s legal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Company in its sole discretion, and any interpretation or determination by the Company of the terms of this Agreement shall be binding and conclusive.

7.        Professional Advice. The acceptance of the Stock may have consequences under federal and state tax and securities laws that may vary depending on the individual circumstances of the Participant. Accordingly, the Participant acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealing with respect to the Stock.

8.        Miscellaneous.  This agreement constitutes the entire agreement and understanding of the parties hereto concerning the subject matter hereof, supercedes all prior written and oral agreements and understandings respecting the same, and may not be amended except either (i) by a writing signed by both parties hereto or (ii) by the Company as provided in the Plans.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Participant has hereunto affixed his or her hand and seal, as of the day and year first above written.

Participant

Investors Capital Holdings, Ltd.

By
Its

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